Exhibit 99.1

Erickson Reports First Quarter 2016 Financial Results

•	Revenue and EBITDA down while Cash Flow from Operations improves

◦	Revenue of $46.8 million, down $19.3 million compared to first quarter 2015

◦	Adjusted EBITDA loss of $3.1 million compared to first quarter 2015 Adjusted EBITDA of $2.2 million

◦	Improvement in operating cash flow of $6.6 million compared to first quarter 2015

•	Secured a credit facility amendment providing incremental liquidity and flexibility

•	Growing backlog as a result of multiple contract wins in India, Peru, Alaska and with the U.S. Navy

May 5th, 2016 7:00 AM Eastern Time

PORTLAND, Ore.--(GLOBE NEWSWIRE)--Erickson Incorporated (NASDAQ: EAC) (“Erickson,” the “Company,” “we,” “us” and “our”), a leading global provider of aviation services, today announced first quarter 2016 financial results.

“The first quarter was largely consistent with our expectations. Revenue for our services continues to be disappointing as we were unable to replace certain defense, and oil and gas contracts we had last year. Despite a $19 million decline in revenue, we were pleased to deliver a $7 million improvement in operating cash flow compared to the first quarter of 2015. We are also pleased that our pipeline continues to grow, and we are starting to see some improvement in our backlog. During the quarter we delivered some important contract wins including a Vertrep contract with the U.S. Navy, and a contract in India for the first time in our company’s history. While it is difficult to predict the timing of contract wins, our growing pipeline is encouraging, and we look forward to contract awards in the coming months”, said Jeff Roberts, President and CEO.

First Quarter 2016 Highlights

•	Awarded two 5-year Vertrep contracts with the U.S. Navy’s military sealift command to provide aerial re-supply for U.S. Navy detachments while at sea

•	Contract win with Sterlite Grid in India for precision lift installation of power line towers using an S-64E Aircrane

•
Two exclusive-use one-year contract wins each with four additional option years with the State of Alaska’s Department of Natural Resources for wildfire suppression. Erickson to provide two medium-lift helicopters

•	Sale of two B-212 helicopters for a total of $2.0million in furtherance of our fleet rationalization plan

Recent Highlights

•	Heavy lift contract win in Peru to provide one S-64F Aircrane with related support for year round use with an oil and gas operator in the Amazon region

•
Contract win with Rokstad Power to provide heavy-lift precision placement services to Brucejack Mine in Stewart, British Columbia, using an S-64F Aircrane. Contract duration of 4 months with possible extensions

First Quarter Results
Erickson recorded net revenue of $46.8 million for the first quarter of 2016, compared to net revenue of $66.2 million for the first quarter of 2015. First quarter 2016 loss from operations was $13.1 million, an improvement of $52.1 million compared with $65.2 million for the same period in 2015, which included goodwill and asset impairments of $57.0 million. First quarter 2016 Adjusted EBITDA was a loss of $3.1 million compared to Adjusted EBITDA of $2.2 million for the same period in 2015.

Commercial Aviation Services revenues decreased $6.3 million, to $19.9 million in the first quarter of 2016 from $26.3 million in the first quarter of 2015 primarily due to the overall decline in global oil and gas exploration combined with lower firefighting activity in Australia, which experienced a milder fire season. We did however see improvements in timber harvesting activity in Canada, as well as higher revenues generated from a European firefighting contract that was not in place during the first quarter of 2015. Infrastructure construction revenues were relatively flat on a year-over-year basis.

Global Defense and Security revenues decreased $13.8 million to $19.1 million for the first quarter of 2016 from $32.9 million in the first quarter of 2015 due to contracts ending and, to a lesser degree, a reduction in scope of U.S. Department of Defense activity.

Manufacturing and MRO revenues increased by $0.8 million to $7.8 million compared to $7.0 million for the first quarter of 2015. This increase was primarily driven by revenue derived from the refurbishment of two MH-53E Sea Dragons for the U.S. Navy.

Closing Comments
“The transformation program we have initiated and the subsequent work to turn around our business continues. The initiatives we put in place to manage cash and liquidity have served us well. Our business development and sales efforts remain concentrated on uncovering new opportunities that will develop into revenue, and we are maintaining our focus on exceeding customer expectations and upholding stringent safety standards. We are working hard to improve efficiencies from a cost standpoint, which includes the ongoing fleet rationalization process. These efforts will help lead our transition to a growing, profitable enterprise” concluded Jeff Roberts.

Use of Non-GAAP Financial Measures
In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), this press release contains certain non-GAAP financial measures, including EBITDA, Adjusted EBITDA, Adjusted EBITDAR, and free cash flows. While non-GAAP financial measures are not superior to or a substitute for the comparable GAAP measures, Erickson believes certain non-GAAP information is useful to investors for historical comparison purposes and because it provides additional information on the performance of the Company’s business. Erickson management also uses these non-GAAP financial measures to assess the Company’s financial and operating performance and to compare that performance against results from prior periods and the performance of Erickson’s competitors. Erickson management also uses this information in its financial and operating decision-making.
Conference Call
Jeff Roberts, the Company’s President and Chief Executive Officer, and Eric Struik, the Company’s Chief Financial Officer, will host a conference call at 11:00 a.m. ET on Thursday, May 5, 2016 to discuss the results, followed by a question and answer session for the investment community. To access the call, dial toll-free 1-888-329-8877 or 1-719-457-2664 (international).
To listen to a telephonic replay of the conference call, dial toll-free 1-877-870-5176 or 1-858-384-5517 (international) and enter pass code 4024627. The replay will be available beginning at 8:00 p.m. ET on May 5, 2016 and will last through 11:59 p.m. ET on May 19, 2016.
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About Erickson
Erickson is a leading global provider of aviation services specializing in government services, manufacturing and MRO, and commercial services such as firefighting, energy construction, timber harvesting, HVAC & specialty, and oil and gas. As of March 31, 2016, Erickson’s fleet consisted of 74 rotary-wing (light, medium, and heavy) and fixed-wing aircraft, including 20 heavy-lift S-64 Aircranes. Founded in 1971, Erickson is headquartered in Portland, Oregon, USA, and maintains operations in North America, South America, Europe, the Middle East, Africa, Asia Pacific, and Australia. For more information, please visit our Web site at http://www.ericksoninc.com

Cautionary Note Regarding Forward-Looking Statements
Except for historical information, all of the statements, expectations and assumptions contained in this news release, including statements, expectations and assumptions about Company growth and prospects for its business units, are forward-looking statements that involve a number of risks and uncertainties. Although Erickson attempts to be accurate in making these forward-looking statements, it is possible that future circumstances might differ from the assumptions on which such statements are based. In addition, other important factors which could cause actual results to differ materially include the following: reliance on economic conditions and trends in the aerial services and MRO sectors; success in sales growth; loss or non-renewal of large contracts; reductions or delays in customer orders; competition; reliance on a small number of large customers; the impact of government spending, including reduced Department of Defense spending in Afghanistan; our substantial indebtedness and working capital deficit; our failure to obtain any required financing on favorable terms; compliance with debt obligations and covenants; risks associated with and dependence on collaborative relationships; weather and seasonal fluctuations that impact aerial services activities; our ability to keep pace with changes in technology; significant changes in demand for the fleet of aircraft we offer; hazards associated with our aerial operations, which may be uninsured; our safety record; risks associated with international operations, including doing business in developing countries and politically or economically volatile areas; the impact of product liability and product warranties; the impact of environmental and other regulations, including the FAA and similar international regulatory bodies; the ability to attract and retain qualified personnel; fluctuations in the price of fuel; the impact of changes in the value of foreign currencies; other risk factors set forth from time to time in the SEC filings for Erickson, copies of which are available free of charge upon request from the Erickson investor relations department. Erickson assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions, or changes in other factors affecting forward-looking information, except to the extent required by law.

Source: Erickson Incorporated

ERICKSON INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands. except share and per share data)
(Unaudited)

	March 31, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$3,291	$2,129
Restricted cash	228	373
Accounts receivable, net	34,983	40,520
Prepaid expenses and other current assets	3,784	5,233
Total current assets	42,286	48,255
Aircraft, net	185,746	186,132
Aircraft parts, net	140,068	139,609
Aircraft held for sale	10,465	12,348
Property, plant and equipment, net	25,163	25,553
Other assets	9,320	10,261
Other intangible assets, net	15,250	15,787
Goodwill, net	164,111	163,708
Total assets	$592,409	$601,653
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$13,742	$13,660
Current portion of long-term debt	8,294	8,205
Accrued expenses and other current liabilities	25,720	17,828
Total current liabilities	47,756	39,693
Credit Facility	105,064	96,165
Long-term debt, less current portion	362,088	364,782
Other liabilities	13,327	11,720
Total liabilities	528,235	512,360
Equity:
Erickson Incorporated:
Common stock; $0.0001 par value; 110,000,000 shares authorized; 13,895,421 issued and outstanding as of March 31, 2016 and December 31, 2015	1	1
Additional paid-in capital	181,353	181,259
Accumulated deficit	(110,885)	(84,901)
Accumulated other comprehensive loss, net of tax	(7,012)	(7,789)
Total Erickson Incorporated shareholders’ equity	63,457	88,570
Noncontrolling interests’ equity	717	723
Total equity	64,174	89,293
Total liabilities and equity	$592,409	$601,653

ERICKSON INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended March 31,
	2016	2015
Revenues, net:
Commercial Aviation Services	$19,946	$26,253
Global Defense and Security	19,069	32,875
Manufacturing and MRO	7,814	7,034
Total revenues	46,829	66,162
Cost of revenues:
Commercial Aviation Services	24,304	30,940
Global Defense and Security	20,028	28,513
Manufacturing and MRO	6,571	5,335
Total cost of revenues	50,903	64,788
Gross profit (loss):
Commercial Aviation Services	(4,358)	(4,687)
Global Defense and Security	(959)	4,362
Manufacturing and MRO	1,243	1,699
Total gross profit (loss)	(4,074)	1,374
Operating expenses:
General and administrative	6,492	6,938
Research and development	631	878
Selling and marketing	1,882	1,755
Impairment of goodwill	—	49,823
Impairment of other assets	—	7,143
Total operating expenses	9,005	66,537
Operating loss	(13,079)	(65,163)
Interest expense, net	(9,247)	(9,212)
Other expense, net	(1,011)	(1,325)
Net loss before income tax expense (benefit)	(23,337)	(75,700)
Income tax expense (benefit)	2,670	(617)
Net loss	(26,007)	(75,083)
Less: Net loss related to noncontrolling interests	23	113
Net loss attributable to Erickson Incorporated	$(25,984)	$(74,970)
Net loss per share attributable to Erickson Incorporated shareholders—Basic and Diluted	$(1.87)	$(5.42)
Weighted average shares outstanding—Basic and Diluted	13,895,421	13,823,818

ERICKSON INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2016	2015
Cash flows from operating activities:
Net loss	$(26,007)	$(75,083)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	9,585	8,818
Impairment of goodwill	—	49,823
Impairment of other assets	—	7,143
Deferred income taxes	2,166	(1,418)
Amortization of debt issuance costs	602	624
Amortization of debt discount	149	177
Stock-based compensation	94	145
Other non-cash (income) expense, net	(10)	6
Changes in operating assets and liabilities:
Accounts receivable	5,751	(8,059)
Prepaid expenses and other current assets	1,463	39
Aircraft parts, net	(3,871)	(1,320)
Aircraft held for sale	2,012	—
Other assets	963	2,390
Accounts payable	41	(2,205)
Accrued expenses and other current liabilities	7,387	12,323
Other liabilities	(466)	(144)
Net cash used in operating activities	(141)	(6,741)
Cash flows from investing activities:
Purchases of aircraft and property, plant and equipment	(4,774)	(5,674)
Restricted cash	155	(51)
Net cash used in investing activities	(4,619)	(5,725)
Cash flows from financing activities:
Credit facility borrowings	31,071	48,797
Credit facility payments	(22,355)	(34,211)
Long-term debt payments, including capital lease payments	(3,169)	(2,140)
Other long-term payments	—	(48)
Debt issuance costs	—	(70)
Net cash provided by financing activities	5,547	12,328
Effect of foreign currency exchange rates on cash and cash equivalents	375	(2,085)
Net increase (decrease) in cash and cash equivalents	1,162	(2,223)
Cash and cash equivalents at beginning of period	2,129	5,097
Cash and cash equivalents at end of period	$3,291	$2,874

ERICKSON INCORPORATED AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURES
(In thousands, except share and per share data)
(Unaudited)

The following tables reconcile the non-GAAP financial measures appearing in this press release to the most directly comparable GAAP measures:

	Three Months Ended March 31,
	2016	2015
EBITDA, Adjusted EBITDA and Adjusted EBITDAR Reconciliation:
Net loss attributable to Erickson Incorporated	$(25,984)	$(74,970)
Interest expense, net	9,247	9,212
Tax expense (benefit)	2,670	(617)
Depreciation and amortization	9,585	8,818
Amortization of debt issuance costs	602	624
EBITDA	(3,880)	(56,933)
Unrealized foreign currency exchange losses	417	436
Insurance related to aircraft held for sale	114	—
Stock-based compensation	94	145
Restructuring costs	71	1,545
Acquisition and integration related expenses	51	—
Interest expense related to tax contingencies	35	—
Impairment of goodwill	—	49,823
Impairment of other assets	—	7,143
Other	(10)	6
Adjusted EBITDA	(3,108)	2,165
Aircraft lease expenses	3,904	4,517
Adjusted EBITDAR	$796	$6,682

Free Cash Flow:
Net cash used in operating activities	$(141)	$(6,741)
Add: Purchases of aircraft and property, plant and equipment	(4,774)	(5,674)
Free cash flow	$(4,915)	$(12,415)